Exhibit 10.2

Execution Version

FORM OF COMPANY SUPPORT AGREEMENT

This Company Support Agreement (this “Agreement”) is made as of September 9, 2025 by and among (i) dMY Squared Technology Group, Inc., a Massachusetts corporation (together with its successors, the “SPAC”), (ii) Rose Holdco Pte. Ltd. (Company Registration No.: 202537774K), a Singapore private company limited by shares (“Holdco”), (iii) Horizon Quantum Computing Pte. Ltd. (Company Registration Number 201802755E), a Singapore private company limited by shares (the “Company”), and (iv) the undersigned shareholders of the Company (collectively, the “Holders” and each, a “Holder”). Capitalized terms used but not defined in this Agreement shall have the meaning ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Holdco, Rose Acquisition Pte. Ltd., a Singapore private company limited by shares and wholly-owned subsidiary of Holdco (“Merger Sub 1”), Horizon Merger Sub 2, Inc., a Massachusetts corporation and wholly-owned subsidiary of Holdco (“Merger Sub 2”, and together with Merger Sub 1, the “Merger Subs”), and SPAC, have entered into a Business Combination Agreement (as may be amended, supplemented, restated or otherwise modified from time to time, the “Business Combination Agreement”), pursuant to which, among other things, (i) at the Amalgamation Effective Time, Merger Sub 1 and the Company will amalgamate in accordance with Section 215A of the Singapore Companies Act and continue as one company (the “Amalgamation”), with the Company surviving the Amalgamation as the amalgamated company and as a wholly-owned Subsidiary of Holdco, and each issued and outstanding Company Share will be automatically cancelled and converted into, and shall, as of the Amalgamation Effective Time, represent the right to receive their respective proportion of the Aggregate Amalgamation Consideration, and (ii) following the Amalgamation, at the SPAC Merger Effective Time, Merger Sub 2 will merge with and into the SPAC, with the SPAC surviving as a wholly-owned Subsidiary of Holdco, and each issued and outstanding share of SPAC Class A Common Stock (including, for the avoidance of doubt, the shares of SPAC Class A Common Stock issued in connection with the SPAC Class B Conversion and issued upon the SPAC Unit Separation) will be automatically converted, as of the SPAC Merger Effective Time, into one Holdco Class A Ordinary Share, and the SPAC Warrants will become the Holdco Warrants (the “SPAC Merger,” and, with the Amalgamation and the other transactions contemplated by the Business Combination Agreement, the “Transactions”), in each case, on the terms and subject to the conditions set forth in the Business Combination Agreement;

WHEREAS, as of the date hereof, each Holder is the sole record owner and sole beneficial (as such term is defined in Rule 13d-3 under the Exchange Act, which meaning shall apply for all purposes of this Agreement whenever the term “beneficial” or “beneficially” is used) owner, and has full voting power over (a) the number of Company Ordinary Shares (“Company Ordinary Shares”), set forth opposite such Holder’s name on Schedule A next to the heading “Company Ordinary Shares,” (b) the number of preference shares of the Company (“Company Preference Shares”, and together with the Company Ordinary Shares, the “Company Shares”), set forth opposite such Holder’s name on Schedule A next to the applicable class heading (all such shares of Company Ordinary Shares specified on Schedule A shall be referred to herein as the Holder’s “Subject Ordinary Shares”, all such shares of Company Preference Shares specified on Schedule A shall be referred to herein as the Holder’s “Subject Preference Shares,” and the Holder’s Subject Ordinary Shares and Subject Preference Shares shall be referred to herein collectively as the Holder’s “Subject Shares”); and

WHEREAS, as a condition to the willingness of the SPAC to enter into the Business Combination Agreement, and as an inducement and in consideration therefor, and in view of the valuable consideration to be received by each Holder thereunder, and the expenses and efforts to be undertaken by the SPAC and the Company to consummate the Transactions, the SPAC, the Company and such Holder desire to enter into this Agreement in order to agree to certain matters as set forth herein, including for such Holder to provide certain assurances to the SPAC regarding the manner in which such Holder is bound hereunder to vote its Subject Shares during the period from and including the date hereof through and including the Expiration Time (as defined below) (the “Voting Period”) with respect to the Business Combination Agreement, the Amalgamation, the Ancillary Agreements and the Transactions.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Covenant to Vote in Favor of Transactions and Other Actions in Connection with the Transactions. Each Holder, in its capacity as a Company Shareholder, and solely with respect to such Holder and not with respect to any other Holder, agrees, with respect to all of such Holder’s Subject Shares:

(a) during the Voting Period, at each meeting of the shareholders of the Company (the “Company Shareholders”) or any class or series thereof, and in each written consent or resolution of any of the Company Shareholders in which such Holder is entitled to vote or consent as a shareholder of the Company, such Holder hereby unconditionally and irrevocably agrees to be present for such meeting or otherwise be counted as present thereat for the purpose of establishing a quorum and vote (in person or by proxy), or consent to any action by written consent or resolution, in accordance with the applicable provisions of the Company Constitution, and with respect to, as applicable, the Subject Shares (i) in favor of, and adopt, the Amalgamation Proposal, the Business Combination Agreement, the Ancillary Agreements, and all of the other Transactions (and any actions required in furtherance thereof), (ii) in favor of the other matters set forth in the Business Combination Agreement, (iii) in favor of the Company Preference Share Conversion (as defined below), (iv) in opposition to: (A) any Alternative Transaction and any and all other proposals, actions, or agreements (v) for the acquisition of the Company, (x) that would materially impede, frustrate, prevent or nullify any provision of this Agreement, the Business Combination Agreement, or the Transactions, or (y) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Company under the Business Combination Agreement; (B) other than as expressly contemplated by the Business Combination Agreement or the Ancillary Agreements, any material change in (x) the present capitalization of the Company or any amendment of the Company Constitution or (y) the Company’s corporate structure or business; or (C) any other action, agreement, or proposal involving the Company or its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect the Transactions or would reasonably be expected to result in any of the conditions to the Closing under the Business Combination Agreement not being fulfilled;

(b) that, notwithstanding anything to the contrary contained in that shareholders’ agreement, dated as of March 29, 2022, by and among the Company, Joseph Francis Fitzsimons and the investors party thereto (the “Shareholders’ Agreement”), (i) the Shareholders’ Agreement shall be automatically terminated and of no further force and effect (including any provision of the Shareholders’ Agreement that, by its terms, survives such termination) effective as of, and subject to and conditioned upon the occurrence of, the Closing, and (ii) upon such termination, none of the Company, such Holder, or any of their respective Affiliates shall have any further obligations or liabilities under such Shareholders’ Agreement;

(c) to promptly execute and deliver all related documentation and take such other customary action in support of the Amalgamation, the Company Preference Share Conversion, the Business Combination Agreement, any Ancillary Agreements and any of the Transactions as shall reasonably be requested by Holdco, the Company or the SPAC in order to carry out the terms and provision of this Section 1, including, without limitation, (i) any actions by written consent of the Company Shareholders (including those of holders of the Company Preference Shares) presented to such Holder, and (ii) any applicable Ancillary Agreements (including, without limitation, a Lock-Up Agreement), customary instruments of conveyance and transfer, and any consent, waiver, governmental filing, and any similar or related documents;

(d) that the Amalgamation, the Transactions and the entry into of the Business Combination Agreement and Ancillary Agreements may constitute Affirmative Vote Items (as defined in the Company Constitution and Shareholders’ Agreement) and each Holder hereby agrees to consent and approve the Amalgamation, the Transactions and the entry into of the Business Combination Agreement and Ancillary Agreements for all purposes under the Company Constitution, the Shareholders’ Agreement, any other agreement, contract and/or arrangement (whether written or unwritten), at law or otherwise;

(e) not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Subject Shares owned by such Holder or such Holder’s Affiliates in a voting trust or subject any Subject Shares to any arrangement or agreement with respect to the voting of such Subject Shares, unless specifically requested to do so jointly by the Company and the SPAC in connection with the Business Combination Agreement, the Ancillary Agreements or the Transactions;

(f) except as expressly contemplated by the Business Combination Agreement or the Ancillary Agreements, not make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any Subject Shares in connection with any vote or other action with respect to the Transactions, other than to recommend that the shareholders of the Company vote in favor of adoption of the Business Combination Agreement and the Transactions and any other proposal, the approval of which is a condition to the obligations of the parties under the Business Combination Agreement (and any actions required in furtherance thereof and otherwise as expressly provided by Section 1 of this Agreement);

(g) to refrain from (i) exercising, and such Holder hereby unconditionally and irrevocably waives, and agrees not to exercise or attempt to exercise, any right to dissent, right to demand payment or right of appraisal or any similar provision under applicable Law; or (ii) making any application to object to any competent court or any other similar proceedings, in each case, at any time with respect to the Amalgamation, the Business Combination Agreement, the Ancillary Agreements and any of the Transactions, including pursuant to the Singapore Companies Act;

(h) that, in connection with the Amalgamation, each Holder (i) hereby notifies the Company of such Holder’s election to convert all of the Subject Preference Shares (as set forth opposite such Holder’s name on Schedule A) into Company Ordinary Shares in accordance with the terms and conditions of the Company Constitution and the Shareholders’ Agreement on the date falling one (1) Business Day prior to the Amalgamation Effective Time (the “Company Preference Share Conversion”), such Company Preference Share Conversion being conditional upon the due and valid approval of the Amalgamation Proposal (“Shareholders’ Approval”); (ii) undertakes to surrender the relevant share certificate(s) representing all of the Subject Preference Shares (or deliver an express indemnity and undertaking in a form acceptable to the Company and the SPAC in the case of any certificate found to be missing) at the registered office of the Company no later than one (1) Business Day prior to the Amalgamation Effective Time; and (iii) acknowledges and agrees that all Company Ordinary Shares issued to such Holder pursuant to the Company Preference Share Conversion shall constitute Subject Ordinary Shares and Subject Shares under this Agreement. Subject to Shareholders’ Approval having been obtained, (i) for purposes of the Company Constitution and the Shareholders’ Agreement, notice of the Company Preference Share Conversion shall be deemed to be given or made by each Holder on the date falling one (1) Business Day prior to the Amalgamation Effective Time and the Company Preference Share Conversion shall take place on the same date; and (ii) each Holder hereby appoints any director or the company secretary of the Company (or such person(s) as may be authorized by the directors of the Company) to execute and file all documentation in connection with the Company Preference Share Conversion with any applicable Governmental Entity; and

(i) that each Holder hereby unconditionally and irrevocably waives any and all pre-emption rights, rights of first offer, rights of first refusal, rights of participation, tag-along rights and all other similar rights that each Holder may have in respect of the Amalgamation, the Business Combination and/or the transactions contemplated under the Business Combination Agreement, whether such rights arise from the Company Constitution, the Shareholders’ Agreement, any other agreement, contract and/or arrangement (whether written or unwritten), at law or otherwise.

For the avoidance of doubt, during the Voting Period, no Holder shall commit or agree to take any action inconsistent with the foregoing.

2. Grant of Power of Attorney. Each Holder, with respect to all of such Holder’s Subject Shares, hereby irrevocably grants to, and appoints, the SPAC and any designee of the SPAC (determined in the SPAC’s sole discretion) as such Holder’s attorney-in-fact and proxy, with full power of substitution and resubstitution, for and in such Holder’s name, to vote, or cause to be voted (including by proxy or written consent, if applicable) any Subject Shares owned (whether beneficially or of record) by such Holder as of the date hereof and as of immediately prior to the Amalgamation Effective Time or grant a written consent or approval or approve a written resolution in respect of the Subject Shares, with respect to any matter related to the Amalgamation, Company Preference Share Conversion, Business Combination Agreement and the Transactions. The irrevocable power of attorney granted by such Holder pursuant to this Section 2 is irrevocable and is granted in consideration of the SPAC entering into this Agreement and the Business Combination Agreement. Each Holder hereby affirms that such irrevocable power of attorney is coupled with an interest by reason of the Business Combination Agreement and, except upon the termination of this Agreement in accordance with Section 5(a), is intended to be irrevocable to the extent permitted under Applicable Law. Each Holder hereby agrees, until this Agreement is terminated in accordance with Section 5(a), to vote its Subject Shares in accordance with Section 1 above.

3. Other Covenants.

(a) No Transfers. Each Holder agrees that during the Voting Period it shall not, and shall cause its Affiliates not to, without the SPAC’s prior written consent, (A) offer for sale, sell (including short sales), transfer, tender, hypothecate, pledge, encumber, assign, distribute, grant any option to purchase or otherwise dispose of (including by gift) or agree to dispose of, directly or indirectly, any or all of the Subject Shares, (B) enter into any contract, option, derivative, hedging, right or warrant to purchase or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the Subject Shares; (C) grant any proxies or powers of attorney with respect to any or all of the Subject Shares; (D) permit to exist any lien of any nature whatsoever (other than those imposed by this Agreement, applicable securities Laws or the Company Constitution, as in effect on the date hereof) with respect to any or all of the Subject Shares; or (E) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting such Holder’s ability to perform its obligations under this Agreement (collectively, a “Transfer”). The Company hereby agrees that it shall not permit any Transfer of the Subject Shares made in violation of this Agreement. Each Holder agrees with, and covenants to, the SPAC and the Company (or any of its directors, secretaries or authorized representatives) that such Holder shall not request that the Company register the Transfer (book-entry, by lodging a notice of transfer with the Accounting and Corporate Regulatory Authority of Singapore (“ACRA”); or otherwise) of any certificate or uncertificated interest representing any Subject Shares during the term of this Agreement without the prior written consent of the SPAC, and the Company hereby agrees that it shall not effect any such Transfer. Notwithstanding the foregoing, for purposes of Subsections (A) or (B), the following Transfers shall not be prohibited: (i) in case of a Holder, to such Holder’s officers or directors, any affiliate or family member of any of such Holder’s officers or directors; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) in case of an entity, to any Affiliate of such entity, any shareholder, partner or member of such entity or their Affiliates, any investment fund or other entity managing or managed by such entity or any Affiliate of such entity, or who shares a common investment advisor of such entity; (vi) in the event of the Company’s liquidation prior to the completion of an initial business combination; or (vii) by virtue of the laws of the Holder’s Organizational Documents upon dissolution of the Holder (each of the foregoing clauses (i) through (vii), a “Permitted Transfer”); provided, however, that in the case of clauses (i) through (v) or (vii), any Permitted Transfer shall be permitted only if, as a precondition to such Permitted Transfer, the transferee also agrees in a writing, reasonably satisfactory in form and substance to the SPAC and the Company, to assume all of the obligations of the transferring Insider under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 3(a) shall not relieve such Holder of its obligations under this Agreement. Any Transfer in violation of this Section 3(a) with respect to the Subject Shares of a Holder shall be void ab initio and of no force or effect.

(b) Changes to Company Shares. In the event that, during the Voting Period, (i) any Company Shares are issued to a Holder after the date of this Agreement pursuant to any equity distribution, or any change in the equity interests of the Company by reason of any equity distribution, equity split, recapitalization, consolidation, conversion, exchange of equity interests or the like, (ii) such Holder purchases or otherwise acquires beneficial ownership of any Company Shares or (iii) such Holder acquires the right to vote or share in the voting of any Company Shares (collectively the “New Shares”), then such New Shares acquired or purchased by such Holder shall be subject to the terms of this Agreement to the same extent as if they constituted the Company Shares and Subject Shares owned by the Holder as of the date hereof. Each Holder agrees during the Voting Period to notify the SPAC and the Company promptly in writing of the number and type of any changes to Holder’s ownership of or voting rights with respect to the Subject Shares, upon Holder’s acquisition or commitment to acquire any additional Company Shares or upon any other changes involving Holder relating to the equity interests or securities convertible or exercisable for equity interests of the Company, in each case, except for in respect of any transaction that is expressly contemplated under the Business Combination Agreement or any Ancillary Agreement.

(c) Compliance with Business Combination Agreement. Each Holder hereby acknowledges that it has read the Business Combination Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors to understand their tax and legal implications. During the Voting Period, each Holder agrees not to take or agree or commit to take any action that would make any representation and warranty of such Holder contained in this Agreement inaccurate in any material respect. Each Holder further agrees that it shall use its commercially reasonable efforts to cooperate with the SPAC to effect the Amalgamation, all other Transactions, the Business Combination Agreement, the Ancillary Agreements and the provisions of this Agreement. During the Voting Period, each Holder shall not and shall not authorize or permit any of its Representatives to, directly or indirectly, take any action that the Company is prohibited from taking pursuant to Section 6.4 (Confidentiality), Section 6.6 (Trust Account), and Section 6.7 (Exclusivity) of the Business Combination Agreement (unless the SPAC shall have consented thereto in advance in writing). [Notwithstanding anything to the contrary in this Agreement, for purposes of this Agreement, with respect to a Holder, all references to the Business Combination Agreement and any Ancillary Agreement shall be in such form as provided to such Holder on or prior to the date hereof, and shall not be read to incorporate any subsequent amendment thereof to the extent (i) such amendment has a material adverse economic impact on such Holder or (ii) such amendment has any impact on such Holder that is disproportionate to the impact on any other Holder in a manner that is materially adverse to such Holder without such Holder’s written consent.]1

[1]	Note to Draft: Not included within version executed by Horizon Quantum Computing Pte. Ltd.’s Chief Executive Officer.

(d) Registration Statement. During the Voting Period, each Holder agrees to provide to Holdco, the SPAC, the Company and their respective Representatives any information regarding such Holder or the Subject Shares that is reasonably requested by Holdco, the SPAC, Company or their respective Representatives for inclusion in the Registration Statement.

(e) Publicity. No Holder shall issue any press release or otherwise make any public statements with respect to the Transactions or the transactions contemplated herein without the prior written approval of the Company and the SPAC.

(f) No Other Company Support Agreement. Each of the SPAC, Holdco, and the Company has caused and will cause all Company Shareholders, including any person who becomes a Company Shareholder during the Voting Period, to be bound as a Holder under this Agreement. None of the SPAC, Holdco, the Company or their respective Affiliates has entered into, or shall enter into, any other agreement, arrangement, or understanding (including any side letters) with any Holder that is inconsistent with, or that provides for terms or provisions more favorable than, those set forth in this Agreement, without the prior written consent of each Holder.

4. Representations and Warranties of Holders. Each Holder hereby represents and warrants to the SPAC and the Company as follows:

(a) Binding Agreement. Such Holder (i) if a natural person, is of legal age to execute this Agreement and is legally competent to do so and (ii) if not a natural person, is (A) a corporation, limited liability company, company or partnership duly organized or incorporated and validly existing under the laws of the jurisdiction of its organization or incorporation and (B) has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. If such Holder is not a natural person, the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby by such Holder has been duly authorized by all necessary corporate, limited liability partnership or other action on the part of such Holder, as applicable. This Agreement, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of such Holder, enforceable against such Holder in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles). Such Holder understands and acknowledges that the SPAC is entering into the Business Combination Agreement in reliance upon the execution and delivery of this Agreement by such Holder.

(b) Ownership of Company Shares. As of the date hereof, such Holder has legal and beneficial ownership over the Company Shares as set forth on Schedule A, has the sole power to vote or cause to be voted such Company Shares (to the extent the Company Shares have associated voting rights), and, except for Permitted Liens, has good and valid title to such Company Shares, free and clear of any and all pledges, mortgages, encumbrances, charges, proxies, voting agreements, liens, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than those imposed by this Agreement, applicable securities Laws, the Shareholders’ Agreement, or the Company Constitution, as in effect on the date hereof. There are no claims for finder’s fees or brokerage commission or other like payments in connection with this Agreement or the transactions contemplated hereby payable by such Holder pursuant to arrangements made by such Holder. Except for the Company Shares of the Company set forth on Schedule A, as of the date of this Agreement, such Holder is not a legal or beneficial owner or record holder of any: (i) equity securities of the Company, (ii) securities of the Company having the right to vote on any matters on which the holders of equity securities of the Company may vote or which are convertible into or exchangeable for, at any time, equity securities of the Company or (iii) options, warrants or other rights to acquire from the Company any equity securities or securities convertible into or exchangeable for equity securities of the Company.

(c) No Conflicts. Other than as set forth in the Business Combination Agreement and the filings of the relevant documentation with ACRA in respect of the conversion of the Subject Preference Shares, no filing with, or notification to, any Governmental Entity, and no consent, approval, authorization or permit of any other person is necessary for the execution of this Agreement by such Holder, the performance of its obligations hereunder or the consummation by it of the transactions contemplated hereby. None of the execution and delivery of this Agreement by such Holder, the performance of its obligations hereunder or the consummation by it of the transactions contemplated hereby shall (i) conflict with or result in a violation of, if such Holder is a legal entity, its Organizational Documents, (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any contract binding upon such Holder or Holder’s Subject Shares), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Holder of its obligations under this Agreement or (iii) conflict with or violate any applicable Law.

(d) No Inconsistent Agreements. Holder hereby covenants and agrees that, except for this Agreement and the Shareholders’ Agreement, Holder (i) has not entered into, nor will enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Subject Shares, (ii) has not granted, nor will grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Subject Shares and (iii) has not entered into any agreement or knowingly taken any action (nor will enter into any agreement or knowingly take any action) that would make any representation or warranty of Holder contained herein untrue or incorrect in any material respect or have the effect of preventing Holder from performing any of its material obligations under this Agreement.

(e) Litigation. There are no (i) no Actions pending against such Holder, or to the knowledge of such Holder threatened against such Holder, seeking to prevent the Transactions; or (ii) Orders pending against such Holder, or to the knowledge of such Holder threatened against such Holder or to which such Holder is otherwise a party, in each case relating to this Agreement, the Business Combination Agreement or the Business Combination.

(f) Holder Acknowledgements. Such Holder acknowledges that the SPAC, Holdco, or the Company has not made and does not make any representation or warranty to such Holder, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Holder acknowledges that the agreements contained herein with respect to the Subject Shares held by such Holder are irrevocable. The representations and warranties made by each of the SPAC, Holdco, and the Company, as applicable, in the following sections of the Business Combination Agreement are expressly incorporated herein by reference mutatis mutandis, and made as of the date hereof: Section 3.1 (Organization; Standing and Power); Section 3.4 (Authority; No Violation); Section 3.5 (Consents and Approvals); Section 3.6 (Litigation); Section 4.1 (Organization; Standing and Power); Section 4.4 (Authority; No Violation); Section 4.5 (Consents and Approvals); Section 4.6 (Litigation); Section 5.1 (Organization; Standing and Power); Section 5.11 (Authority; No Violation); Section 5.12 (Consents and Approvals) and Section 5.13 (Litigation).

5. Miscellaneous.

(a) Termination. Notwithstanding anything to the contrary contained herein, this Agreement shall automatically terminate, and none of the SPAC, the Company or any Holder shall have any rights or obligations hereunder, upon the earliest to occur of (i) the Closing Date (following the performance of the obligations of the parties hereunder required to be performed at or prior to the Closing), (ii) such date and time of termination of the Business Combination Agreement in accordance with Section 8.1 (Termination) thereof, and (iii) the mutual written consent of all Holders, SPAC, Holdco, and the Company to terminate this Agreement in its entirety (such earlier date, the “Expiration Time”). The termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against another party hereto or relieve such party from liability for such party’s breach of any terms of this Agreement. Notwithstanding anything to the contrary herein, the provisions of this Section 5 shall survive the termination of this Agreement.

(b) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Except in connection with a Permitted Transfer, this Agreement and all obligations of Holder are personal to Holder and may not be assigned, transferred or delegated by operation of Law or otherwise without the prior written consent of the SPAC and the Company (and, after the Closing, Holdco), and any purported assignment, transfer or delegation without such consent shall be null and void; provided that no such assignment shall relieve the assigning party of its obligations hereunder. The SPAC may freely assign any or all of its rights under this Agreement, in whole but not in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) without obtaining the consent or approval of Holder.

(c) Consent to Disclosure. Each Holder hereby consents to the publication and disclosure in the Registration Statement and the Proxy Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by the Company or SPAC to any Governmental Entity or to securityholders of SPAC) of the identity of such Holder and beneficial ownership of Subject Shares and the nature of such Holder’s commitments, arrangements and understandings under and relating to this Agreement (the “Holder Information”) and, if deemed appropriate by the Company or SPAC, a copy of this Agreement, in accordance with the requirements of the relevant Laws and regulations. Each Holder will promptly provide any information reasonably requested by the SPAC, Holdco or the Company for any applicable regulatory application or filing made or approval sought in connection with the transactions contemplated by the Business Combination Agreement (including filings with the SEC). Notwithstanding anything to the contrary herein, prior to disclosure of Holder Information with respect to a Holder, the SPAC, Holdco or the Company, as applicable, shall provide such Holder with a reasonable opportunity to review and comment upon the first instance of disclosure of Holder Information (such “reasonable opportunity” not to exceed five (5) Business Days).

(d) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person that is not a party hereto or thereto or a successor or permitted assign of such a party.

(e) Governing Law; Jurisdiction. This Agreement and any dispute or controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York (or in any appellate court thereof) (the “Specified Courts”). Each party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Courts for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Courts. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 5(h) (and in the case of Holder, the address set forth on Schedule A). Nothing in this Section 5(e) shall affect the right of any party to serve legal process in any other manner permitted by applicable law.

(f) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5(f).

(g) Interpretation. The titles and subtitles contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs, including any defined terms, include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; (iv) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; and (v) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(h) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by electronic means (including email), with affirmative confirmation of receipt, (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the SPAC, to: dMY Squared Technology Group, Inc. 1180 North Town Center Drive, Suite 100 Las Vegas, Nevada 89144 Attention: Harry You Email:

with a copy (which will not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Joel Rubinstein, Jonathan Rochwarger,
Neeta Sahadev and Daniel Nussen

Email: joel.rubinstein@whitecase.com;
jonathan.rochwarger@whitecase.com;

neeta.sahadev@whitecase.com; and
daniel.nussen@whitecase.com

If to the Company or Holdco, to: Horizon Quantum Computing Pte. Ltd. 29 Media Cir., #05-22 Singapore, 138565 Attn: Joe Fitzsimons E-mail:

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn: Adam Berkaw, Esq., David Landau, Esq.;
Telephone No.: (212) 370-1300
Email: aberkaw@egsllp.com;
dlandau@egsllp.com

If to a Holder, to: the address set forth opposite such Holder’s name on Schedule A, with a copy (which will not constitute notice) to, if not the party sending the notice, each of the Company and the SPAC (and each of their copies for notices hereunder).

(i) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of each of the parties hereto. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(j) Severability. If any term, provision, covenant, or restriction of this Agreement shall be held invalid, void or unenforceable in a jurisdiction by a court of competent jurisdiction or other authority, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(k) Specific Performance. The parties hereto hereby acknowledge and agree that irreparable injury for which monetary damages (even if available) would not be an adequate remedy would occur if any parties hereto does not perform any provision of this Agreement in accordance with its specified terms or otherwise breaches such provisions. Accordingly, the parties hereto acknowledge and agree that, prior to a valid termination, to prevent breaches or threatened breaches by the parties hereto of any of their respective covenants or obligations set forth in this Agreement, including its failure to take all actions required under the express terms of this Agreement to consummate the transactions contemplated hereby, and that prior to a valid termination of this Agreement, the parties hereto shall be entitled to specific performance of such agreements and covenants in such event and other equitable relief to prevent breaches or threatened breaches of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of any such injunction, specific performance and other equitable relief on the basis that any other party hereto has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Each party hereto hereby waives any requirement to provide any bond or other security in connection with such order or injunction.

(l) Expenses. Each party shall be responsible for its own fees and expenses (including the fees and expenses of investment bankers, accountants and counsel) in connection with the entering into of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.

(m) No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship among the Holders, Company, SPAC, and Holdco, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship among the parties hereto or among any other holders of Company Shares entering into voting agreements with the Company or the SPAC. No Holder is affiliated with any other holder of Company Shares entering into a voting or support agreement with the Company or the SPAC in connection with the Business Combination Agreement and Holder has acted independently regarding its decision to enter into this Agreement. Nothing contained in this Agreement shall be deemed to vest in the Company or the SPAC any direct or indirect ownership or incidence of ownership of or with respect to any Company Shares.

(n) Further Assurances. From time to time, at another party’s request and without further consideration, each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(o) Entire Agreement. This Agreement (together with the agreements referenced herein) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Business Combination Agreement or any Ancillary Agreement. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of the SPAC or any of the obligations of any Holder under any other agreement between such Holder and the SPAC or any certificate or instrument executed by such Holder in favor of the SPAC, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of the SPAC or any of the obligations of such Holder under this Agreement.

(p) Counterparts. This Agreement may be executed and delivered (including by electronic signature or by email in portable document format) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Company Support Agreement as of the date first written above.

The SPAC:

DMY SQUARED TECHNOLOGY GROUP, INC.

By:	/s/ Harry You
Name:	Harry You
Title:	Chief Executive Officer, Chief Financial Officer

The Holdco:

ROSE HOLDCO PTE. LTD.

By:	/s/ Joseph Francis Fitzsimons
Name:	Joseph Francis Fitzsimons
Title:	Authorized Signatory

The Company:

HORIZON QUANTUM COMPUTING PTE. LTD.

By:	/s/ Joseph Francis Fitzsimons
Name:	Joseph Francis Fitzsimons
Title:	Chief Executive Officer

Holder:

by	[Name of Each Holder]
Name:	[Name of Each Holder]

[Signature Page to the Company Support Agreement]

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